Exhibit 10.1

PortalPlayer, Inc.

70 W. Plumeria Drive

San Jose, CA 95134

December 22, 2005

Robert A. Gunst

Dear Mr. Gunst:

On behalf of PortalPlayer, Inc. (the “Company”), I am pleased to inform you that the Nominating and Corporate Governance Committee of the Board of Directors intends to nominate you to become a member of the Board of Directors of the Company (the “Board”). Upon your acceptance of this letter, and upon election by the Board, your initial term of election shall be until the 2006 Annual Meeting of Stockholders.

1. Compensation. The Company will reimburse you for reasonable expenses in connection with attendance at Board and committee meetings. In connection with your service as a director, you will receive an annual compensation retainer of $20,000, to be paid in quarterly installments. All annual compensation will be pro rated for the portion of the year during which you are a director. Should you subsequently become a member of any committees of the Board, you will receive additional compensation for such participation in those committees.

2. Stock Options. Upon your election to the Board, you will be granted an option to purchase 27,916 shares of the Company’s Common Stock and 4,583 shares of restricted stock. The stock option exercise price per share will be equal to the closing fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2004 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. In addition, immediately after each of our regularly scheduled annual meetings of stockholders, you will be granted an option to purchase 8,375 shares of the Company’s Common Stock and 1,375 shares of restricted stock, provided you are still a director and that you have served on the Board for at least six months. These option shares and restricted stock will vest and become exercisable on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier.

3. Indemnification. The Company carries Directors and Officers Insurance and has Indemnification Agreements with directors on the Board. It is your responsibility to familiarize yourself with the insurance and indemnification agreement.

4. Entire Agreement. This letter supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company.

I hope that you will accept our offer to join the Board of Directors of the Company and I look forward to working with you. You may indicate your agreement with these terms and accept this offer by signing and dating both of the enclosed original copies of this letter agreement and returning them to me.

If you have any questions, please do not hesitate to call me.

Very truly yours,

PORTALPLAYER, INC.

/s/ Richard L. Sanquini
Richard L. Sanquini
Chairman of the Board

I have read and accept this offer:

/s/ Robert A. Gunst
Signature of Robert A. Gunst

Dated: December 23, 2005